Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of Scientific Games Corporation for the registration of $250,000,000 of 8.125% Senior Subordinated Notes due 2018 and to the incorporation by reference therein of our report dated February 25, 2011, with respect to the statements of financial position of Consorzio Lotterie Nazionali as of December 31, 2010 and 2009, and the related statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2010, prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board, included in the Annual Report (Form 10-K) of Scientific Games Corporation for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Reconta Ernst & Young S.p.A.

Rome, Italy

February 25, 2011